Exhibit (99.1)

News Release

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB APPOINTS MARION GROSS TO BOARD OF DIRECTORS

ST. PAUL, Minn. – May 8, 2025 – The board of directors of Ecolab Inc. has appointed Marion Gross, previously Executive Vice President and Global Chief Supply Chain Officer at McDonalds, to the Ecolab board as an independent director and member of the Compensation & Human Capital Management Committee and the Safety, Health & Environment Committee, effective May 7, 2025. Following her appointment, Ms. Gross was elected to the board at today’s Ecolab Annual Meeting of Stockholders.

“I am delighted to welcome an exceptional global leader of Marion’s experience and expertise to our board of directors,” said Christophe Beck, Ecolab chairman and chief executive officer. “Marion’s executive leadership at one of the world’s most recognized brands, her oversight of a global supply chain serving more than 40,000 restaurants around the world and her commitment to high performing teams will directly benefit the board’s strategic mission and decision making.

“Her extensive knowledge of global product supply, aiming at the highest standards of quality and safety, her experience in international trade and business resiliency will also be invaluable as we grow our business in an increasingly complex and interconnected world. We look forward to leveraging her strategic insight and vast leadership skills to create value for our customers, communities, and shareholders.”

“We continue to refresh the board’s composition to ensure it reflects the full range of expertise and perspectives essential to support the company’s growth plans. We are thrilled to welcome Marion and look forward to benefiting from her global business experience and deep knowledge of the global foodservice industry. With her as a member of our board, we are better able to guide Ecolab’s growth strategy,” said Dave MacLennan, lead independent director for the Ecolab board.

“I know Ecolab to be a company that values high performing teams, maintains strong community connections, and delivers both for its customers and shareholders. I look forward to working with my fellow board members to continue this focus and the company’s impressive track record of value creation,” said Marion Gross.

Ms. Gross, aged 64, has enjoyed a distinguished career as a global supply chain executive with extensive leadership experience in the areas of manufacturing, safety and sustainability. She served as the Executive Vice President, Global Chief Supply Chain Officer of McDonald’s

Corporation from 2022 until her retirement in April 2025. Previously, she served as Senior Vice President, North America Supply Chain and U.S. Sustainability of McDonald’s from 2013 to 2022, as well as in various leadership positions in supply chain and business affairs at McDonald’s from 2003 to 2013. Ms. Gross earned a Bachelor of Science Degree in Transportation & Physical Distribution from Western Illinois University and a Certificate on Leadership in the Global Enterprise Program from Thunderbird, The American Graduate School of International Management.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on more than a century of innovation, Ecolab has annual sales of $16 billion, employs approximately 48,000 associates and operates in more than 170 countries around the world. The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, high tech, life sciences, hospitality and industrial markets. www.ecolab.com

Follow us on LinkedIn @Ecolab, Instagram @Ecolab_Inc and Facebook @Ecolab.

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Investor Contacts:

Andrew C. Hedberg

+1 651 250 2185

Cairn Clark

+1 651 250 2291

Media Contact:

Nigel Glennie

+1 651 250 2576

MediaRelations@Ecolab.com

May 8, 2025

(ECL-C)